CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MGO GLOBAL INC.

MGO Global Inc. (the "**Corporation**"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**DGCL**"), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment (this "**Certificate of Amendment**") amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the "**Charter**").

2. This Certificate of Amendment has been approved and duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV of the Charter is hereby amended by adding the following new section at the end of such article:

"Section 6. Reverse Stock Split. Effective as of 12:01 a.m., Eastern Time, on July 18, 2024 (the "**2024 Split Effective Time**"), every ten (10) shares of Common Stock issued and outstanding or held by the Corporation as treasury shares as of the 2024 Split Effective Time shall automatically, and without action on the part of the Corporation or the stockholders, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, without increasing or decreasing the par value of each share of Common Stock (the "**2024 Reverse Split**"). No fractional shares of Common Stock shall be issued as a result of the 2024 Reverse Split and shall be rounded up to a whole share. The 2024 Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. Each certificate or book entry position that immediately prior to the 2024 Split Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the elimination of fractional interests set forth above."

4. This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on July 18, 2024.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment as of July 10, 2024.

MGO GLOBAL INC.

By: */s/ Maximiliano Ojeda*
Name: Maximiliano Ojeda
Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:31 PM 07/10/2024
FILED 01:31 PM 07/10/2024
SR 20243103364 - File Number 6430999